Exhibit 10.17

                                                                             PDF Solutions, Inc.

                                                                                                                                                                 2858 De La Cruz Boulevard

                                                                                                                                       Santa Clara, California  95050 USA

January 23, 2020

Adnan Raza

VIA EMAIL

Re:  Employment Offer

Dear Adnan,

On behalf of PDF Solutions, Inc. (the “Company”), I am pleased to extend to you this offer of full-time employment. Your position will be that of Executive Vice President, Finance, reporting to me, however, notwithstanding the “Executive Vice President” title, this position will not have policy-making authority. Subject to appointment by PDF’s Board of Directors at a date thereafter to be decided in the Company’s discretion, it is the Company’s intention that your position will become that of Chief Financial Officer, which position does for clarification have policy-making authority, and at which point you will become a Named Executive Officer of the Company and subject to Section 16 filing requirements. You will be based in our San Jose area office, currently at 2858 De La Cruz Blvd., Santa Clara, CA 95050. This offer of employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

1.

Compensation. Commencing on your Start Date (as defined below), you shall be paid a base salary of THREE HUNDRED TEN THOUSAND U.S. dollars ($310,000) per annum, paid to you semi-monthly at the rate of $12,916.67 per payroll period. Your salary shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes as required by law). Your salary will be reviewed by the Compensation Committee each year and adjusted in their discretion, if at all.

2.

Pay for Performance Compensation Program (“PPCP”). Named Executive Officer (“NEOs”) are eligible to participate in our Company-sponsored Pay for Performance Compensation Program of which the structure of such plans and the amount of any bonus awarded under such plans is defined and governed by the Compensation Committee of the Board of Directors (and subject to change based on Compensation Committee approval). The pay-for-performance component of our executive compensation program as it applies to the calendar year period as the performance period under the PPCP, will be based on specific goals set by the Compensation Committee, which currently include revenue and non-GAAP profitability. Currently as outlined in the program, 50% of each eligible participant’s total annual cash incentive bonus opportunity and 50% of each eligible participant’s total annual equity opportunity will be subject to achievement of the goals under the PPCP (the remaining percentage of total annual cash incentive bonus opportunity is provided via the Company’s Annual Discretionary Incentive Bonuses program described in Section 3 and the remaining percentage of total annual equity opportunity is provided via the Company-sponsored Annual Discretionary Long-Term Equity Incentive Awards program described in Section 4). All cash incentive bonus payouts are conditioned on you being an employee at the time of such payment and are subject to applicable withholding taxes as required by law.

Adnan Raza

January 23, 2020

3.

Annual Discretionary Incentive Bonuses. NEO’s are eligible to participate in our Company-sponsored Annual Discretionary Incentive Bonuses program. The percentage of each eligible participant’s total annual cash incentive bonus opportunity that is not subject to the PPCP (the “Discretionary Bonus”) will be based on achieving performance objectives as determined by the Compensation Committee. All Annual Discretionary Incentive Bonuses program payouts are conditioned on you being an employee at the time of such payment and are subject to applicable withholding taxes as required by law.

However, in any case, your guaranteed minimum cash bonus for the 2020 calendar year performance period is SEVENTY SEVEN THOUSAND FIVE HUNDRED U.S. dollars ($77,500) prorated based on Start Date, which will be paid in 2021 when other NEOs’ 2020 bonuses are paid and, in any event, no later than March 30, 2021.

4.

Annual Discretionary Long–Term Equity Incentive Awards. NEOs are eligible to participate in our Company-sponsored Annual Discretionary Long-Term Equity Incentive Awards program. The percentage of each eligible participant’s total annual equity opportunity that is not subject to the PPCP (the “Discretionary Equity Award”) will be based on achieving performance objectives as determined by the Compensation Committee of the Board of Directors and granted with the Company-wide merit/refresh awards in the Compensation Committee’s discretion, which is typically around May – June each year.

5.

Restricted Stock Units. As soon as practicable following the commencement of your employment, and subject to approval of the Compensation Committee of the grant, you will be awarded a restricted stock unit (“RSU”) for 120,000 shares (the “Total RSUs”) of the Company’s Common Stock. This award is subject to the terms of the Company’s 2011 Stock Plan (as amended and restated). Such RSUs are generally granted and start vesting (the “RSU Vesting Start Date”) on the first day of the month following the month the award is approved according to the following vesting schedule: 25% of Total RSUs shall vest (and shares will be issued) on 12/31/20 and 12.5% of the total RSUs shall vest on the date that is 18 months after the RSU Vesting Start Date and thereafter 12.5% of the Total RSUs shall vest (and shares will be issued) every six (6) months thereafter until fully vested, subject to your continued service through each applicable vesting date.

6.

Start Date. This offer is contingent upon the satisfactory completion of reference/background/credit checks. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your new position with the Company on a date to be determined and agreed upon with the Company. Your “Anticipated Start Date” is currently expected by the Company to be January 28, 2020. The date you actually start working at the Company is referred to as your “Start Date.”

7.

General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company. You also agree to comply with any and all policies of the Company as in effect from time to time.

Adnan Raza

January 23, 2020

8.

Proof of Right to Work. In compliance with federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your Start Date. Your failure to meet this condition could result in termination of your employment with the Company.

9.

Benefits. Effective on the first day of the month following your Start Date, the Company will make available to you the regular health insurance program and other benefits as established by the Company for its employees from time to time.

11.

Change of Control. In the event that the Company undergoes a Change in Control (as defined below) after your Start Date and, at any time over the next twelve (12) months after consummation of such Change of Control your employment is terminated without Cause or as a result of your Disability or you resign with Good Reason (as such terms are defined below), then following your Separation and upon meeting the Separation Conditions (as such terms are defined below) you will be entitled to all of the following:

(i)	Full vesting acceleration of your then outstanding and unvested stock options, RSUs and any other forms of equity, effective as of the Release Deadline Date (as defined below);

(ii)

severance equal to twelve (12) months of your then-current annual base salary, paid in a single lump sum payment on the Company's first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law);

(iii)

additional severance of a one-time “bonus” equal to fifty percent (50%) of your then-current base salary, which will be paid in a single lump sum payment on the Company's first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law); and,

(iv)

the Company's portion of the health insurance premium paid just prior to termination to supplement your COBRA coverage from the last date on which you receive health care coverage as a Company employee until the earlier of: (1) the date the Company has paid for twelve (12) months of COBRA premiums; or (2) the date you become eligible to be covered under another employer's health coverage plan, with the first of such premium payments made when due immediately following the date on which you have made your COBRA election, which you will elect within sixty (60) days following your Separation Date; provided that the Company shall treat any payment of COBRA premiums as taxable to the extent required to avoid adverse consequences to you or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code") or the Patient Protection and Affordable Care Act of 2010.

Adnan Raza

January 23, 2020

12.

Termination without Cause or Disability. In the event the Company terminates your employment at any time without Cause or as a result of your Disability and a Separation occurs, then subject to the Separation Conditions, you will be entitled to all of the following:

(i)

vesting acceleration of your then outstanding and unvested stock options and RSUs as if you provided continuous service to the Company for an additional six (6) months after your Separation Date, effective as of the Release Deadline Date;

(ii)

severance equal to six (6) months of your then-current annual base salary, paid in accordance with the Company's standard payroll procedures over a six-month period, with the first payment commencing on the Company's first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law); provided that the first payment shall be equal to the number of business days between the Separation Date and the date of the first payment multiplied by your daily base salary rate;

(iii)	additional severance equal to fifty percent (50%) of each of the PPCP annual cash incentive bonus and annual Discretionary Bonus paid to you for the immediately preceding performance period, which will be paid in a single lump sum payment on the Company's first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law); and

(iv)

the Company's portion of the health insurance premium paid just prior to termination to supplement your COBRA coverage from the last date on which you receive health care coverage as a Company employee until the earlier of: (1) the date the Company has paid for six (6) months of COBRA premiums; or (2) the date you become eligible to be covered under another employer's health coverage plan, with the first of such premium payments made when due immediately following the date on which you have made your COBRA election, which you will elect within sixty (60) days following your Separation Date; provided that the Company shall treat any payment of COBRA premiums as taxable to the extent required to avoid adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

Adnan Raza

January 23, 2020

13.	Definitions. As used in this letter:

(a)

"Cause" means (i) your unauthorized use or disclosure of the Company's confidential information or trade secrets; (b) your material breach of any agreement between you and the Company, which remains uncured by you more than five (5) days from the date of your receipt of written notice of such material breach from the Company; (c) your repeated or material failure to comply with the Company's written policies or rules, including without limitation the Company's Code of Ethics, and including actions or omissions for which the Company undergoes more than one formal investigation for potential violations; (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State; (e) your gross negligence or willful misconduct; (f) your continuing failure to perform or initiating performance of assigned duties for which there is no reasonable basis for you disputing and/or failing to so perform for ten (10) days after receiving written notification of the failure from the Board of Directors; or, (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

(b)

"Change of Control" means a change in ownership or control of the Company effected through the sale of all or substantially all of the Company’s assets, a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company.

(c)

"Disability" means your inability to perform the essential functions of your position, with reasonable accommodation, for a period of one hundred and twenty (120) consecutive days because of your physical or mental impairment, provided your disability also qualifies as a “disability” as defined in the regulations under Section 409A (as defined below).

(d)

“Good Reason” means that within three (3) months before or twelve (12) months after consummation of a Change of Control, (i) your base salary is reduced to an amount that is less than 95% of the amount set forth in this letter, (ii) your annual targeted PPCP cash incentive and annual targeted Discretionary Bonus is reduced to an amount that is less than 95% of the target set by the Compensation Committee for the then-current performance period, (iii) you are demoted by means of a material reduction in authority, responsibilities, duties, or (iv) you are required to continue employment from a location more than 50 miles from your current home address (94303 zip code), in any case, if you give the Company (or its successor) written notice of the condition within thirty (30) days after the condition first comes into existence and the Company (or its successor) fails to remedy the short-fall within thirty (30) days after receiving your written notice.

Adnan Raza

January 23, 2020

(e)

"Release" means the Company's standard general release of all claims, substantially similar to what has been provided to you in connection with entering into this offer, that you may have against the Company or persons affiliated with the Company, subject to good-faith negotiation between you and the Company.

(f)	"Separation" means a "separation from service," as defined in the regulations under Section 409A.

(g)

"Separation Conditions" means you have (i) returned all Company property in your possession promptly after your Separation Date and, in any event, no later than ten (10) days after your Separation Date; and, (ii) executed the Release, and not revoked it through any deadline applicable to such revocation, such that the Release is effective within sixty (60) days after your Separation Date (the "Release Deadline Date"). The foregoing condition in subsection (ii) is contingent on the Company delivering the form of release to you within two (2) days after your Separation Date.

(h)	"Separation Date" means the date that the termination or resignation of your employment becomes an effective Separation.

14.

Tax Considerations. For purposes of Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively "Section 409A"), each payment that is paid, and benefit that is provided, pursuant to this agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made, and benefits provided or to be provided, under this agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments or benefits made in connection with your Separation under this agreement and paid or provided on or before the fifteenth (15th) day of the third (3rd) month following the end of your first (1st) tax year in which your Separation occurs or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first (1st) tax year in which your Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance payments and benefits provided in connection with any Separation are intended to be exempt from Section 409A pursuant to Treasury Regulation Section l.409A-l(b )(9)(iii). Notwithstanding anything set forth herein, to the extent that the severance payments and/or benefits provided in this letter do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption, as described herein, and as reasonably determined by the Company, and the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of the Separation, then, to the extent required by Section 409A, all payments and benefits that otherwise would have been paid or provided during the first six (6) months after the effective date of the Separation will be paid in a lump sum or provided on the first (1st) day of the seventh (7th) month after the Separation.

Adnan Raza

January 23, 2020

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation or any severance paid hereunder.

15.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review. An executed copy of the Confidentiality Agreement must be delivered to the PDF Human Resources Department on or before your Start Date. The Confidentiality Agreement relates to confidential information received in regards to the Company’s business, technology, and intellectual property, as well as information about the Company’s customers. The Confidentiality Agreement also addresses the Company’s ownership of intellectual property generated during your employment at the Company. You are required, to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company.

16.

Arbitration. Any dispute, claim or controversy between you as Employee and PDF Solutions as Employer arising out of or relating to (i) our employment relationship or any of the events or circumstances leading up to your employment with PDF Solutions including, without limitation, your interview process and all negotiations relating to your employment with PDF Solutions and the execution of this agreement; and/or (ii) this agreement or any of its provisions, or the breach, termination, enforcement, interpretation or validity thereof, shall be subject to and resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes, also called the "Employment Arbitration Rules and Mediation Procedures"(the "Rules") of the American Arbitration Association (the "AAA"), a copy of which can be found as of the date of this letter at the following internet website: https://www.adr.org/sites/default/files/Commercial%20Rules.pdf Such Rules of the AAA in effect at the time of your accepting this offer of employment and entering this agreement by that acceptance are to be used, provided that they remain applicable and do not contravene applicable law at the time of any actual arbitration. The single arbitrator will be selected by the AAA pursuant to its Rules. The decision of the arbitrator and any arbitration award shall be final, binding, non-appealable and conclusive on and as to the parties thereto. No recourse may be made to any court except solely to enforce a final award in a court of competent jurisdiction. California law, without regard to conflict of law principles or the choice of law provisions of other states, applies to this agreement to arbitrate, as well as exclusively to all other matters regarding your employment or arising respecting it at any time, except to the extent that the Federal Arbitration Act (FAA) and federal law regarding arbitration is applicable, in which case as to those issues, federal law governs. In this regard, it is acknowledged that the employee's employment is specifically understood to "involve commerce" and that the FAA governs and applies in those circumstances. The provisions of this offer letter, specifically including the agreement to arbitrate, are the product of arm's length negotiations with you and they are agreed to and are entered after due consideration and voluntarily with the intention to be bound by them, including the agreement to arbitrate, and it is agreed and acknowledged that this is an individually negotiated agreement and plan, not an employer-promulgated plan, and that you have been given the opportunity to have this agreement, including the provision for arbitration, reviewed prior to our signing by counsel of your own choice and at your sole expense.

Adnan Raza

January 23, 2020

17.

At-Will Employment and Other Conditions. Your employment will be at-will, meaning that you or PDF may terminate the employment relationship at any time, with or without cause, with or without notice (“At-Will”). This offer is contingent upon: (i) receiving satisfactory references from former employers, (ii) Satisfactory completion of a background investigation and credit check, (iii) Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment. (iv) Your execution of PDF's Agreements and Policies as enclosed, that need to be executed prior to commencing work and (v) PDF’s receiving verification that you hold the following qualification(s) as listed in your resume. Your failure to meet these conditions individually or collectively could result in termination of your employment with the Company.

18.

Severability; Electronic Signature. If any provision of this offer is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable. This offer may be executed by one or both parties electronically, and in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same original agreement.

Adnan Raza

January 23, 2020

We are all delighted to be able to extend you this offer and look forward to working with you. Should you have any additional questions, please reach out to VP of HR, Pamela Fong. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return a scanned copy to Pamela by email.

Sincerely, PDF SOLUTIONS, INC. /s/ John K. Kibarian Chief Executive Officer and President

ACKNOWLEDGMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, (“At Will”), and can be terminated either by me or by the company at any time, with or without notice and with or without cause. The provisions stated above supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by the Company and me.

THE FOREGOING TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/ Adnan Raza__________________

Name:   Adnan Raza                                           Date:  January 27, 2020